Exhibit 5.1

650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com

November 12, 2019

RingCentral, Inc.

20 Davis Drive

Belmont, California 94002

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to RingCentral, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), that is automatically effective under the Act pursuant to Rule 462(e) promulgated thereunder. Pursuant to the Registration Statement, the Company is registering under the Act an indeterminate amount of shares of the Company’s Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock” and such Class A Common Stock issued and sold by the Company, the “Company Class A Common Stock”). The shares of Company Class A Common Stock are to be sold from time to time as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”), and the supplements to the Prospectus (the “Prospectus Supplements”). The Registration Statement also relates to the proposed sale by the selling stockholders to be identified in the applicable Prospectus Supplement (the “Selling Stockholders”), from time to time, pursuant to Rule 415 under the Act, as set forth in the Registration Statement, the Prospectus and any Prospectus Supplement, of shares of Class A Common Stock (the “Selling Stockholder Class A Common Stock” and together with the Company Class A Common Stock, the “Shares”).

The Shares are to be sold pursuant to a purchase, underwriting, subscription or similar agreement to be filed under a Current Report on Form 8-K, if required.

We have examined the Registration Statement and such other instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act; (v) that a Prospectus Supplement will have been filed with the Commission describing the Shares offered thereby; (vi) that the Shares will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus Supplement; (vii) that a definitive purchase, underwriting or similar agreement, if any, with respect to any Shares offered will have been duly authorized and validly executed and delivered by the Company or the Selling Stockholders, as applicable, and the other parties thereto; (viii) with respect to Shares offered, that there will be sufficient shares of Class A Common Stock authorized under the Company’s Certificate of Incorporation, as amended and/or restated from time to time, that are not otherwise reserved for issuance; and (ix) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

AUSTIN BEIJING BOSTON BRUSSELS HONG KONG LOS ANGELES NEW YORK PALO ALTO SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC WILMINGTON, DE

RingCentral, Inc.

November 12, 2019

Based on such examination, we are of the opinion that:

1. With respect to shares of the Company Class A Common Stock, when both: (a) the Board has taken all necessary corporate action to approve the issuance and the terms of the offering of the shares of Company Class A Common Stock and related matters; and (b) certificates representing the shares of Company Class A Common Stock have been duly executed, countersigned, registered and delivered, then the shares of Company Class A Common Stock will be validly issued, fully paid and nonassessable.

2. The shares of Selling Stockholder Class A Common Stock have been duly authorized and are validly issued, fully paid and nonassessable.

Our opinion that any document is legal, valid and binding is qualified as to:

(a) limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally;

(b) rights to indemnification and contribution, which may be limited by applicable law or equitable principles; and

(c) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Prospectus, any Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati